Execution Version

Commutation and Release Agreement

Between

Farmers New World Life Insurance Company,

an insurance company organized under the laws of the State of

Washington

3120 139th Avenue, SE

Suite 300

Bellevue, WA 98005

(hereinafter referred to as the ‘‘Reinsured’’)

and

Zurich Insurance Company Ltd,

a private company organized under the laws of Switzerland

Mythenquai 2,

8002 Zurich

Switzerland

(hereinafter referred to as the “Reinsurer”)

(Each a Party and when taken together the “Parties”)

65880415.1

THIS COMMUTATION AND RELEASE AGREEMENT (this “Agreement”) is dated as of August 1, 2023 (the “Closing Date”) and effective as of 12:00:59 a.m. (Bellevue, Washington time) on August 1, 2023 (the “Effective Time”).

RECITALS

1.

Whereas, the Parties entered into reinsurance contracts described in Schedule 1 (the “Reinsurance Agreements”), pursuant to which the Reinsurer agreed to reinsure certain liabilities subject to the terms and conditions of the Reinsurance Agreements;

2.

Whereas, with effect from the Effective Time, the Parties wish to fully commute their liabilities and obligations under the Reinsurance Agreements in accordance with the provisions of this Agreement and to effect a full and final settlement, discharge and release of the Reinsured’s and the Reinsurer’s liabilities, duties and obligations with respect to the Reinsurance Agreements; and

3.

Whereas, the Reinsured and the Reinsurer agree that the Reinsurance Agreements mentioned in Schedule 1 constitute all existing reinsurance agreements in force between the Parties as at the Effective Time.

NOW, THEREFORE, in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Reinsured and the Reinsurer hereby agree as follows:

1.	PAYMENT

1.1

Notwithstanding any provisions of the Reinsurance Agreements to the contrary, as consideration for the recapture transaction contemplated hereby, the Parties agree that the Reinsurer shall pay to the Reinsured an amount equal to the sum of the following amounts (the “Terminal Settlement”):

the “Final Net Settlement”).

1.2

Notwithstanding any provisions of the Reinsurance Agreements to the contrary, as consideration for the recapture transaction contemplated hereby, the Parties agree that the Reinsured shall pay to the Reinsurer a fee (the “Recapture Fee”)

“Estimated Recapture Fee”) and finally determined in accordance with Section 1.6.

1.3	Payments of the Terminal Settlement and Recapture Fee shall be made and adjusted in accordance with Sections 1.4 through 1.9.

1.4	Prior to the date hereof, the Reinsured shall prepare and deliver to the Reinsurer a report (the “Estimated Statement”)

65880415.1

1.5	Within ten (10) days following the Closing Date, the Reinsured shall

1.6	On or before the date that is ninety (90) days after the Closing Date, the Reinsured shall prepare and deliver to Reinsurer a statement (the “Closing Statement”)

1.7	Any late payment by either Party, i.e. payment after the due date, shall accrue interest of

65880415.1

a

Interest shall be calculated from the first day after the respective due date of the payment until the payment date.

1.8	Any payment due to the Reinsurer should be paid via bank transfer to the account detailed below:

Details of the Reinsurer’s bank account

Currency	ISO - Code	Bank	Account number	IBAN Code

1.9	Any payment due to the Reinsured should be paid via bank transfer to the account detailed below:

Details of the Reinsured’s bank account

Currency	ISO - Code	Bank	Account number	IBAN Code

1.10	Following the Closing Date, the Reinsurer and the Reinsured shall take all action necessary to terminate .

1.11

65880415.1

RELEASE AND DISCHARGE BY THE REINSURED AND BY THE REINSURER

2.1

In consideration for the receipt of the Terminal Settlement pursuant to Section 1.1 above and the release in Section 2.2 below, the Reinsured on behalf of itself and its successors, predecessors and assigns hereby fully, knowingly, voluntarily, intentionally, unconditionally and irrevocably:

a)

waives, releases and forever discharges the Reinsurer and its predecessors, affiliates, subsidiaries, associates, officers, directors, employees, shareholders and agents and their heirs and successors and assigns from any and all past, present, and future liabilities, obligations and adjustments for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever and howsoever arising under or in any way related to the Reinsurance Agreements, whether grounded in law or in equity, in contract, tort, or otherwise, all whether such liabilities and obligations are admitted, known or unknown, reported or unreported and whether arisen in the past or currently existing or arising in the future, vested or contingent, that the Reinsured now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the execution of this Agreement have, own, or hold or claim to have, own, or hold, against the Reinsurer, arising from, based upon, or in any way related to the Reinsurance Agreements, it being the intention of the Parties that this release operate as a full and final settlement of the Reinsurer’s current and future liabilities to the Reinsured under and in connection with the Reinsurance Agreements.

65880415.1

2.2

In consideration for the receipt of the Recapture Fee pursuant to Section 1.2. above and the release pursuant to Section 2.1 above, the Reinsurer on behalf of itself, and its successors, predecessors and assigns hereby fully, knowingly, voluntarily, intentionally, unconditionally and irrevocably:

a)

waives, releases and forever discharges the Reinsured and its predecessors, affiliates, subsidiaries, associates, officers, directors, employees, shareholders and agents and their heirs and successors and assigns from any and all past, present, and future liabilities, obligations and adjustments for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever and howsoever arising under or in any way related to the Reinsurance Agreements, whether grounded in law or in equity, in contract, tort, or otherwise, all whether such liabilities and obligations are admitted, known or unknown, reported or unreported and whether arisen in the past or currently existing or arising in the future, vested or contingent, that the Reinsurer now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or may after the execution of this Agreement have, own, or hold or claim to have, own, or hold, against the Reinsured, arising from, based upon, or in any way related to the Reinsurance Agreements, it being the intention of the Parties that this release operate as a full and final settlement of the Reinsured’s current and future liabilities to the Reinsurer under and in connection with the Reinsurance Agreements.

2.3

Except with respect to enforcement of this Agreement, the Parties absolutely and unconditionally covenant and agree with each other, their respective successors and assigns, that upon full payment by the applicable Party of the amounts set forth in Clause 1 of this Agreement, neither of the Parties will hereafter for any reason whatsoever, demand, claim or file suit or initiate arbitration proceedings against the other in respect of any matter relating to or arising out of the Reinsurance Agreements.

65880415.1

2.4

The Parties hereby acknowledge and agree to the Effective Time for the commutation and termination of the Reinsurance Agreements described herein, notwithstanding anything to the contrary set forth in the Reinsurance Agreements requiring prior notice to recapture or terminate the Reinsurance Agreements. The Parties hereby further waive any and all notice and consent requirements contained in the Reinsurance Agreements for the commutation and termination of the Reinsurance Agreements described herein.

2.5

It is understood by each of the Reinsured and the Reinsurer that there is a risk that, subsequent to the execution of this Agreement, each such Party may incur or suffer loss, damage or injuries which are in some way caused by or related to matters which are the subject of this Agreement, but which are unknown or unanticipated at the time of the execution of this Agreement. Further, there is a risk that the loss or damage presently known may be or become greater than each such Party now expects or anticipates. Each of the Reinsured and the Reinsurer, respectively, assumes this risk and the releases set forth in this Agreement shall apply to all unknown or unanticipated results, as well as those known and anticipated.

3.	REPRESENTATIONS AND WARRANTIES

3.1

The Reinsured represents and warrants that it is the true and only beneficiary of the Reinsurance Agreements in which it has an interest and that there are no other parties of interest in respect of the Reinsurance Agreements other than the Reinsurer.

3.2	Each of the Parties represents and warrants to the other that:

a)	it is a company duly organized and validly existing under the laws of the jurisdiction in which it is incorporated and is in good standing and;

b)	it is fully authorised with the requisite corporate power to execute and deliver this Agreement and;

c)	the person executing this Agreement on its behalf has the right power, legal capacity and is fully authorised to do so and;

65880415.1

d)

it has duly executed and delivered this Agreement and, assuming this Agreement constitutes a valid and binding agreement of the other Parties hereto, constitutes a valid and binding obligations of such Party, enforceable against such Party in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and;

e)

neither the execution nor delivery of this Agreement nor compliance with or fulfillment of the terms, conditions, and provisions hereof, conflicts with, results in a material breach or violation of the terms, conditions, or provisions of, or constitutes a material default, an event of default, or an event creating rights of acceleration, termination, or cancellation, or a loss of rights under (i) its organizational documents, (ii) any judgment, decree, order, contract, agreement, indenture, instrument, note, mortgage, lease, governmental permit, or other authorization, right, restriction or obligation to which it is a party or any of its property subject or by which it is bound, in any material respects, or (iii) any foreign, federal, state, or local law, statute, ordinance, rule, or regulation applicable to it in any material respects and;

f)

any authorization, consent, approval, order, license, certificate, or permit or act of or from, or declaration of filing with, any governmental entity or other party, required to be obtained in connection with this Agreement or to make this Agreement valid and binding has been obtained and is in full force and effect.

3.3

Each of the Parties warrants and guarantees that it has not made any assignment of any claim, cause of action or right of any kind embodied in any of the claims or obligations that are released in this Agreement.

4.	GENERAL

4.1

65880415.1

4.2

The rights and obligations set out in this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and shall be binding upon any and all predecessors, successors, liquidators, receivers and assigns of the Parties hereto.

4.3

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and may be amended, supplemented or otherwise modified, or a provision hereof waived, only by a written instrument signed by each of Parties hereto. This Agreement supersedes any and all prior agreements, arrangements, understandings, representations and warranties, both written and oral, between the Parties relating to the subject matter herein. This Agreement is intended to finally resolve the rights and liabilities of the Parties under the Reinsurance Agreements and none of the Parties shall seek to reopen or set aside this Agreement on the grounds that it in the future becomes aware of any mistake of law (including any such mistake arising as a result of a subsequent change of law) or a mistake of fact relating to this Agreement (or the Reinsurance Agreements) or upon which this Agreement was entered into.

4.4

Save to the extent expressly set out in Clause 2 of this Agreement it is not intended to nor shall it create any rights, entitlements, claims or benefits enforceable by any person that is not a party to it.

4.5	It is understood and agreed that each Party shall bear its own costs and legal fees in connection with this Agreement except as otherwise expressly set forth in this Agreement.

4.6

This Agreement may be executed by hand or via pdf or any secure electronic means in any number of counterparts which, taken together, constitute one agreement, although each of which when so executed and delivered shall be deemed an original.

4.7	The Parties hereto undertake to do all such acts and execute all such deeds and

65880415.1

other documents which may be necessary on their part to give effect to the terms of the Agreement.

4.8

Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

5.	NOTICES

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third (3rd) calendar day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Reinsured:

Farmers New World Life Insurance Company

3120 139th Avenue, SE

Suite 300

Bellevue, WA 98005

Attention: Chief Financial Officer

if to the Reinsurer:

65880415.1

 Zurich Insurance Company Ltd

 Mythenquai 2,

 8002 Zurich

 Switzerland

 Attention: Head of Group Reinsurance

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in Bellevue, Washington or Zurich, Switzerland are required or authorized by applicable law to be closed.

6.	CONFIDENTIALITY

Each of the Parties agrees that the terms and conditions of this Agreement are confidential. S

7.	NON-WAIVER OF RIGHTS

No delay, omission or forbearance on the part of any Party to this Agreement in exercising or enforcing any right, power or remedy under this Agreement shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of enforcement of such right, power or remedy shall not preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right, power or remedy. The rights, powers or remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

8.	GOVERNING LAW CLAUSE

This Agreement and related documents are governed by, construed and enforced in accordance with the laws         without reference to its rules

65880415.1

concerning conflicts of law.

In case the Arbitration Clause is declared void,

9.	ARBITRATION CLAUSE

All disputes arising out of this Agreement or concerning its interpretation or validity whether arising before or after its expiry or termination, shall be resolved by arbitration i

The Arbitration Panel shall consist of two Arbitrators who shall be active or retired officials of companies or underwriters carrying on a similar type of insurance or reinsurance business to that covered hereunder; one to be appointed by each Party, and an Umpire who shall be appointed by the Arbitrators immediately after they themselves shall have been appointed.

If either of the appointed Arbitrators for any reason whatsoever fails to act, the Party by whom he was appointed shall by writing appoint an Arbitrator in his place and if either Party fails to appoint an Arbitrator within one month after being requested by the other Party in writing to do so, or in the event of the Arbitrators failing to agree as to the appointment of the Umpire within one month after their own appointment such Arbitrator or Umpire as the case may be shall be appointed in writing i

The Arbitrators or Umpire as the case may be shall determine any reference in accordance with current reinsurance market practice pertaining during the term of this Agreement and in making their award shall at the same time decide as to the payment of the cost of the arbitration. The arbitration award shall be in writing.

65880415.1

T

This arbitration agreement shall be construed as a separate and independent contract between the Parties hereto and arbitration hereunder shall be a condition precedent to the commencement of any action at law.

This Article shall survive the termination of this Agreement.

DocuSign Envelope ID: 2CA9F30B-693D-443B-A57A-4FC16657F9E0

IN WITNESS WHEREOF, the Parties have executed this Agreement in two original copies on the day and year written below.
For the Reinsured by:

Date:	Date:
Signature:	Signature:

Name: Walter Kiceleff	Name: Garrett Paddor

Title: President and Chief Executive Officer (ad interim)	Title: General Counsel & Corporate Secretary

For the Reinsurer by:

Date:	Date:

Signature:	Signature:

Name: Markus Meier	Name: Andrew Doell

Title: Head of Group Reinsurance	Title: HO Life Reinsurance

[Signature Page to Recapture Agreement]

DocuSign Envelope ID: D6BD4FF4-19F6-4026-AF40-4B637835C315

IN WITNESS WHEREOF, the Parties have executed this Agreement in two original copies on the day and year written below.
For the Reinsured by:

Date:	Date:
Signature:	Signature:

Name: Walter Kiceleff	Name: Garrett Paddor

Title: President and Chief Executive Officer (ad interim)	Title: General Counsel & Corporate Secretary

For the Reinsurer by:

Date:	Date:

Signature:	Signature:

Name: Markus Meier	Name: Andrew Doell

Title: Head of Group Reinsurance	Title: HO Life Reinsurance

[Signature Page to Recapture Agreement]

DocuSign Envelope ID: 949C585A-6946-4A04-92AC-31AEB8E12F7A

IN WITNESS WHEREOF, the Parties have executed this Agreement in two original copies on the day and year written below.
For the Reinsured by:

Date:	Date:

Signature:	Signature:

Name: Walter Kiceleff	Name: Garrett Paddor

Title: President and Chief Executive Officer (ad interim)	Title: General Counsel & Corporate Secretary

For the Reinsurer by:

Date:	Date:
Signature:	Signature:

Name: Markus Meier	Name: Andrew Doell

Title: Head of Group Reinsurance	Title: HO Life Reinsurance

[Signature Page to Recapture Agreement]

DocuSign Envelope ID: 22BD0186-E96B-499E-B42C-FED25925FC25

IN WITNESS WHEREOF, the Parties have executed this Agreement in two original copies on the day and year written below.
For the Reinsured by:

Date:	Date:

Signature:	Signature:

Name: Walter Kiceleff	Name: Garrett Paddor

Title: President and Chief Executive Officer (ad interim)	Title: General Counsel & Corporate Secretary

For the Reinsurer by:

Date:	Date:
Signature:	Signature:

Name: Markus Meier	Name: Andrew Doell

Title: Head of Group Reinsurance	Title: HO Life Reinsurance

[Signature Page to Recapture Agreement]

65880415.1

Schedule 1 – Reinsurance Agreements

2.    Automatic Yearly Renewable Term Agreement between Reinsured and Reinsurer, effective January 1, 2010, as amended (#ILI-56043A)

8.    Automatic Self Administered Coinsurance Reinsurance Agreement between Reinsured and Reinsurer, effective December 1, 2015, as amended (#ILI-56043L).

and any subsequent Endorsement / Special Conditions / Addenda attaching to any of the treaties mentioned above.